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                                                                   Exhibit 10.11


                   [RTI INTERNATIONAL METALS, INC. LETTERHEAD]


                                December 3, 2003



Mr. Timothy G. Rupert
President and Chief Executive Officer
RTI International Metals, Inc.
1000 Warren Avenue
Niles, OH  44446

Dear Mr. Rupert:

This Letter Agreement will confirm our agreement with respect to the retirement benefits to be received by you from RTI International Metals, Inc. ("RTI"). In consideration of the mutual agreements contained in this letter, you and RTI agree as follows:

     1. The RTI Supplemental Pension Program. The RTI Supplemental Pension Program shall be amended to provide that the benefits payable to you under the RTI Supplemental Pension Program will be calculated in a manner that includes your service with USX Corporation (and its predecessors, successors and affiliates) (collectively, the "USX Companies") and with RTI (and its predecessors, successors and affiliates) (collectively, the "RTI Companies"). The obligations of RTI under this Paragraph 1 shall continue notwithstanding any termination of the RTI Supplemental Pension Program.

     2. The Letter Agreement. The Letter Agreement, dated April 13, 1992, between you and RMI Titanium Company, signed by L.F. Gieg, Jr., shall be superceded by this Letter Agreement.

     3. RTI Pension. Your pension under the RTI Pension Plan will be calculated based solely upon the terms of the RTI Pension Plan, using your combined years of service with the USX Companies and the RTI Companies, reduced by the amount of any retirement benefits payable under the USX Pension Plan. You further agree that RTI will not have an obligation to make up any difference in (a) the pension benefit you would have received from the USX Companies had you remained employed by the USX Companies and (b) the actual combined pension benefit you receive from the USX Companies and RTI.

     4. Guarantee. In the event that the USX Pension Plan and the United States Steel Corporation (the "Obligors") fail for any reason to pay to you the pension benefits owed to you (which the parties hereby acknowledge is estimated to be approximately $33,436 per year), in accordance with and subject to the terms and conditions of, the USX Pension Plan (the "Obligations") and you have unsuccessfully attempted to

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Mr. Timothy G. Rupert
November ___, 2003
Page 2

          collect the Obligations from the USX Pension Plan by following the USX Pension Plan's claims and appeal process and have otherwise made reasonable efforts to collect the Obligations from the United States Steel Corporation, RTI hereby guarantees to you the full payment of such Obligations and immediately upon demand by you promises to pay to you all or any portion of the Obligations, if not paid by the Obligors when due. You agree to cooperate with RTI in connection with any claim or action against the Obligors for reimbursement of all or any portion of the Obligations paid to you by RTI under the guarantee contained in this Paragraph 4. This guarantee shall remain in full force and effect with respect to the Obligations until the full and complete satisfaction, payment, performance and discharge of the Obligations.

Please indicate your agreement with the above in the space provided below.



Sincerely,



Robert M. Hernandez
Chairman







Agreed this 3rd Day of December, 2003:




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Timothy G. Rupert